Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-76558, No. 333-163604, No. 333-188249, and No. 333-188250) of iSatori, Inc. (the “Company”) of our report dated March 20, 2014, relating to the Company’s consolidated financial statements as of and for the year ended December 31, 2013, which report appears in Item 8 of this Form 10-K.

/s/EKS&H LLLP

March 20, 2014

Denver, Colorado